Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT) Fourth Quarter 2020 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Director of Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s fourth quarter and full year 2020 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance, please press star then zero on your phone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Director of Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome.  Thank you for joining us today to discuss our fourth quarter and full year 2020 financial results. With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer.  Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.  For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin and adjusted EBITDA. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner:

Thanks Camilo, and good afternoon to those joining us today to discuss our fourth quarter and full year 2020 results. red violet delivered another strong quarter as we close out a very unique year. It was a year full of challenges, in which the red violet team executed brilliantly. Throughout, we remained focused on the key drivers of our business, leveraging our business model to not only bolster our financial strength, but also positioning ourselves for the recovery. We demonstrated the power and versatility of our innovative technology and critical solutions. We performed better in all key financial metrics in 2020 as compared to the prior year. Turning now to the numbers, fourth quarter revenue was $9.0 million, a 1% decrease from prior year. Adjusted gross profit increased 11% to $6.3 million and adjusted gross margin increased to 70% from 62% compared to the same period of 2019. Adjusted EBITDA increased 49% to $1.2 million. Of key importance, our high margin platform revenue increased 12% to $8.6 million for the quarter.  In the fourth quarter, we set a new record for contractual revenue at 77%, backing out the spike that occurred in the second quarter of 2020 as a result of our accommodations granted to certain pandemic-impacted customers. For the full year 2020, total revenue increased 14% to $34.6 million. Platform revenue increased 26% to $32.5 million and adjusted EBITDA increased 213% to $5.9 million. Evidencing the strength of our business model, our high-margin platform revenue allowed us to generate over 90% contribution of total incremental revenue to adjusted EBITDA, with a $4.3 million increase in total revenue in 2020 generating a $4.0 million increase in adjusted EBITDA.

While the fourth quarter traditionally faces seasonal headwinds, our business is firing on all cylinders. Platform revenue is strong.  With the exception of certain parts of our collections vertical, all of our verticals are back to pre-pandemic levels and I’m pleased to report that the first quarter of 2021 is currently pacing towards record revenue and adjusted EBITDA.

Performing in the manner we did throughout 2020 has energized the company internally. Overcoming the obstacles that 2020 presented has strengthened an already strong culture. It has confirmed that which we already knew. We have demonstrated that organizations across diverse industries need our solutions to conduct business with confidence.

In order to ensure continued success, our 2021 goals are straightforward. We are devoting our time and resources to the expansion of our competitive strengths. These strengths include innovative, cloud-native technology, a massive, differentiated and unified data asset, and customer-centric solutions by which customers derive better intelligence-driven decisions.

Behind the information that drives these solutions is our innovative technology. Unlike legacy technology constructs, our technology, purpose-built for the enterprise, was built in the cloud from the ground up. Due to its cloud-native construct, our platform exhibits increased speed and scalability against competitor technologies. Competitors are investing millions of dollars transitioning their platforms from dated infrastructures to primarily hybrid-cloud environments. We are already cloud native, and we are investing our time and our resources in our technology and people to widen our lead over competitive technologies.

We have spent years assimilating and unifying a massive, differentiated data asset. The accelerating digitization of human interactions and the corresponding generation of data therefrom is creating information overload for organizations that are desirous of unifying often disparate and siloed sets of data. We are continuously working towards the enhancement of our data assets so that customers can seamlessly integrate a single platform to drive their workflow.

We are relentlessly focused on innovation and the customer experience. Customers rely on our solutions to solve complex problems, make better information-driven decisions, and to produce greater efficiencies in their workflow. We endeavor to understand our customers’ needs at the moment of first engagement. We continuously engage with our customers thereafter to evaluate their usage of our solutions throughout their life cycle, to maximize utilization of our solutions and, hence, their productivity. We are working to enhance our current solutions and develop new products, to enable more intelligent interaction with information, which further engrains us in the daily workflow of our customers.

As we have demonstrated over the last couple of years, if we remain committed to focusing on these key areas – our technology, data assets, and customer-centric solutions, then our solutions expand in applicability to larger customers, additional industries and use cases within.

As to our incredible red violet team, I am proud of their devotion to the success of the company. We have added 12 team members throughout the year to our product development and infrastructure teams to deepen and strengthen our current capabilities to ensure that we stand ready to meet current and future growth opportunities.

I’d like to share with you our theme for 2021. It is “Raising the Bar”. While we are pleased with our performance to date, we are by no means complacent. Consistent with this theme, 2021 is a year of advancing our technology, expanding our solutions, deepening our data assets, bolstering our infrastructure, and augmenting the teams to accomplish these objectives. I have every bit of confidence in the red violet team and I remain as confident as I have ever been in our business model, the health of our business, and our prospects in 2021 and beyond.

With that, I turn it over to Dan to discuss the financials.

Dan MacLachlan:

Thank you, Derek, and good afternoon. With the pandemic related challenges faced this past year, like most of us, I’m happy that 2020 is solidly behind us.  I want to personally thank our team members for their dedication and hard work despite the challenges each faced both personally and professionally. Notwithstanding these challenges on a global level, our team outperformed and our business showed continued strength and resilience. The underlying financials of our business are as strong as ever.  Looking back to this time last year, I provided some color on the operational leverage of our business and I would like to revisit that because I believe it speaks volumes of the health of our business despite the challenges we faced in 2020. For the full-year 2020, our $4.3 million increase in total revenue translated into a $5.3 million increase in adjusted gross profit, underlined by the strength and profitability of our 26% growth in platform revenue. That $5.3 million increase in adjusted gross profit translated into a $4.9 million increase in cash flow from operations, a greater than 90% contribution of incremental adjusted gross profit to cash flow from operations. Looking at this from a P&L perspective, the $5.3 million increase in adjusted gross profit translated into $4.0 million of incremental growth in adjusted EBITDA, a greater than 75% contribution of incremental adjusted gross profit to adjusted EBITDA. We are excited about these numbers because it demonstrates, for the second year in a row, the capabilities of our technology platform, our people, and our business to drive profitable growth.

Moving on to the fourth quarter results. Despite the fourth quarter historically being a seasonally slower growth quarter for the business and competing against a healthy pre-Covid comp from last year, I’m pleased to report we capped off the year with a strong fourth quarter. For clarity, all the comparisons I will discuss today will be against the fourth quarter of 2019, unless noted otherwise.

Total revenue was $9.0 million, a 1% decrease over prior year, attributed to our services revenue being down $1.0 million or 74%.  Important to understand, and we have discussed this in the past, our services revenue consists of transactional revenue generated from an ancillary solution we provide to the collections market to complement our collections suite of products. This ancillary solution, known as idiVERIFIED, provides very little margin for the business and is offered merely to complete a one stop solution for a small subset of our collections customers. Our platform revenue, on the other hand, which provides nearly 100% incremental contribution margin on every dollar of growth, grew 12% to $8.6 million in the fourth quarter. As a result, we produced an adjusted gross margin of 70%, up 8-percentage points. These profitable dollars flowed nicely down the P&L, generating $1.2 million in adjusted EBITDA, up 49% over prior year.

Overall, we saw strong demand for our products across all verticals. As we discussed on our third quarter conference call, with the exception of our collections vertical, volume returned to pre-Covid levels by end of third quarter. That trend continued in the fourth quarter with volumes at or above pre-Covid levels. Within collections, we saw encouraging trends from platform revenue. Collections platform revenue was less than 5% off its first quarter 2020 pre-Covid high. As government-imposed collections moratoria and forbearance programs were extended into 2021 and with the additional $1.9 trillion in government stimulus expected to be signed this week, we believe we will continue to see a soft recovery in collections through the first half of 2021.

Continuing through the details of our P&L, as mentioned, revenue was $9.0 million for the fourth quarter, consisting of revenue from new customers of $0.9 million, base revenue from existing customers of $6.7 million and growth revenue from existing customers of $1.4 million. Our idiCORE billable customer base remained flat sequentially compared to the third quarter of 2020, ending the fourth quarter at 5,726 customers. FOREWARN added over 3,400 users during the quarter. I would like to provide some additional color on the idiCORE billable customer count. At the end of the third quarter, we implemented enhanced credentialing and compliance standards. This impacted mostly smaller customers in the private investigator and process server space. As a result of this initiative, we lost a total of 258 customers in the fourth quarter due to such customers not meeting our heightened compliance standards. These 258 customers represented, in total, a loss of only $7 thousand in monthly revenue. Netting out this compliance initiative, our sequential customer adds to the idiCORE billable customer base in the fourth quarter would be consistent with prior quarters and in line with trending expectations. We expect to see some residual impact from this compliance initiative in the first quarter of 2021 as well.

Our contractual revenue was 77% for the quarter, an 11-percentage point increase over prior year. Our revenue attrition percentage was 11%, compared to 6% in prior year, a result of some lingering effects from the pandemic related customer concessions we provided in the second and third quarter and transactional customers who temporarily paused volume during that period. Because revenue attrition is calculated on a trailing twelve-month basis, we expect to see improvement over the next several quarters as we move away from the Covid impacted periods and expect our revenue attrition percentage to trend around 7% to 8% by the end of 2021.

Moving on from our revenue metrics and down the P&L, our cost of revenue (exclusive of depreciation and amortization) decreased $0.7 million or 21% to $2.7 million. This $0.7 million decrease was a result of a decrease in third-party servicer costs associated with our services revenue, partially offset by an increase in data acquisition costs. Adjusted gross profit increased 11% to $6.3 million, producing an adjusted gross margin of 70%, an 8-percentage point increase over fourth quarter 2019.

Sales and marketing expenses decreased $0.1 million or 7% to $2.0 million for the quarter. The decrease was due primarily to a decrease in the provision for bad debts. The $2.0 million of sales and marketing expense for the quarter consisted primarily of $1.1 million in employee salaries and benefits and $0.4 million in sales commissions.

General and administrative expenses decreased $2.6 million or 34% to $5.0 million for the quarter. This decrease was primarily the result of a $3.0 million decrease in share-based compensation expense slightly offset by an increase in payroll and benefits. The $5.0 million in general and administrative expenses for the quarter consisted primarily of $1.9 million of employee salaries and benefits, $1.5 million of non-cash share-based compensation expense, and $0.9 million in accounting, IT and other professional fees.

Depreciation and amortization increased $0.4 million or 42% to $1.2 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

Net loss narrowed $3.0 million or 61% to $1.9 million for the quarter.

We reported a loss of 15 cents per share for the quarter based on a weighted average share count of 12.2 million shares.

Moving on to the balance sheet. Cash and cash equivalents were $13.0 million at December 31, 2020, compared to $11.8 million at December 31, 2019. Current assets were $16.7 million compared to $16.0 million and current liabilities were $5.0 million compared to $4.3 million.

We generated $6.5 million in cash from operating activities for the year ended December 31, 2020, compared to generating $1.6 million in cash from operating activities for the same period in 2019.

Internally, we track our operational cash earn versus burn on a monthly basis by calculating adjusted EBITDA and subtracting the cash we use for the development of internal use software and other capital expenses which can be found on our statement of cash flows. Based on this operational earn/burn analysis, we were cash neutral for the fourth quarter 2020, compared to burning $0.7 million for the fourth quarter 2019.

Cash used in investing activities was $5.7 million for the year ended December 31, 2020, mainly the result of $5.5 million used for software developed for internal use.

Cash provided by financing activities was $0.3 million for the year ended December 31, 2020, resulting from the net proceeds of $2.2 million from the Cares Act Loan, less $1.8 million of cash used for the taxes on the net settlement of approximately 122,000 shares of restricted stock units.

In closing, I am pleased with our strong performance in the fourth quarter. We’re off to a great start in 2021 and I am looking forward to what this team will accomplish over the next twelve months and beyond.

And with that, our operator will now open the line for Q&A.

Operator:

And we do have a question on the line from Pam Nelson from Carter Management.

Pam Nelson from Carter Management:

Hi, thank you for taking my question. Your platform revenue growth this year was very impressive given the economic environment.  Along those lines, you have some encouraging commentary around the collections space as it relates to platform revenue. So my question is really two fold: Do you believe your collections platform business can be a growth vertical for you in the future and what percentage today is collections to your overall revenue?

Dan MacLachlan:

Great, thank you Pam and this is Dan and I appreciate the question. So, yes, we are extremely pleased with our 26% platform revenue growth despite the Covid related challenges we faced this year. Our focus has and will continue to be to drive revenue growth on our technology platform as it provides the greatest amount of leverage for our business. So, looking at collections specifically, we are confident it can be a growth vertical for us once some of the government mandated moratoria and forbearance programs subside and the economic stimulus runs its course. So, despite the challenges the collections market has faced as a whole and relative to some of our competitor’s conservative commentary on the space, our collections platform revenue has performed well and we expect to see decent growth trends in the collections space in the second half of 2021. So, today, collections revenue is less than 30% of our overall revenue.

Pam Nelson from Carter Management:

Great, thank you for much.

Derek Dubner:

Thanks Pam.

Operator:

At this time, there are no further questions in the queue.

Derek Dubner:

Thank you all for joining us today. As you can see, we made significant progress throughout 2020 in not only recovering from the extraordinary economic conditions during the year, but in strengthening our financial and strategic business interests. We are fundamentally strong and we are very well positioned for the foreseeable future. Thank you to our team members, thank you to our customers and those on the call today supporting us. Good afternoon.